Exhibit 10.3

FIRST AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
NON-QUALIFIED SAVINGS AND INVESTMENT PLAN
WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (the “Plan”); and
WHEREAS, the Company now deems it necessary and desirable to amend the Plan to reflect the Company’s corporate restructuring under which certain Company employees shall transfer employment to the new wholly-owned entity JBT AeroTech Corporation and JBT AeroTech Corporation shall become an adopting affiliate under the Plan; and
WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment.
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company to amend the Plan, the Plan is hereby amended as follows, effective October 1, 2019:

1.	Section 3.2 of the Plan is hereby amended to add the following sentence to the end to read as follows:
For the avoidance of doubt, effective October 1, 2019, an employee of the Company whose employment is transferred to JBT AeroTech Corporation and who previously met the conditions of Section 3.1 and became a Participant in the Plan shall remain a Participant in the Plan subject to the eligibility and participation provisions of Article III.
IN WITNESS WHEREOF, the Company has cause this amendment to be executed by a duly authorized representative this 1st day of October, 2019.
John Bean Technologies Corporation
By:    /s/ Jason T. Clayton
Its:     EVP, Human Resources